Exhibit 10.18

STANDARD MICROSYSTEMS CORPORATION
SEVERANCE PLAN

WHEREAS, Standard Microsystems Corporation ("SMSC" or the “Company”) maintains the Standard Microsystems Corporation Severance Plan (the "Severance Plan" or "Plan"); and

WHEREAS, SMSC acknowledges that the Severance Plan is a "welfare plan" as defined under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and

WHEREAS, the American Jobs Creation Act of 2004 (“AJCA”) enacted new Section 409A of the Internal Revenue Code (the “Code”), imposing new rules for all forms of deferred compensation, including benefits under the SMSC Severance Plan; and

WHEREAS, SMSC amended and restated the Severance Plan effective as of December 31, 2008 to comply with Section 409A of the Code, including all IRS announcements and notices, and the Final Regulations issued under Section 409A; and

WHEREAS, SMSC wishes to amend the Severance Plan effective as of January 14, 2009 for business reasons; and

WHEREAS, due to the brevity of the Plan, this document shall serve as both the Plan document and the Summary Plan Description for the Severance Plan; and

WHEREAS, Section 22 of the Severance Plan retained the right for SMSC to amend, modify or terminate the Plan.

NOW, THEREFORE, the Plan is amended and restated as follows:

1.
Effective Date.  The Plan became effective as of January 1, 1986.  The Plan was amended and restated effective as of December 31, 2008 to comply with Section 409A of the Code.  SMSC can demonstrate its good faith compliance with Section 409A from January 1, 2005 to December 31, 2008, as permitted under the Final Treasury Regulations issued under Section 409A of the Code.  The Plan is being amended as of January 14, 2009 for business reasons.

2.	Plan Year. The Plan Year shall be the calendar year.

3.	General Definitions.

a.
"Base Salary" shall mean an eligible employee's regular salary as determined in accordance with SMSC's payroll records, excluding any bonuses, commissions, taxable or non-taxable fringe benefits, car or other allowances, and any other forms of compensation.

b.	“Committee” means the Section 401(k) Committee established for purposes of the SMSC Section 401(k) Savings Plan.

c.
“Disability” means a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by an independent third party physician, selected within the discretion of the Committee.  The determination of whether a Participant is Disabled shall be determined by the Committee, in its sole discretion, but subject to the provisions of Section 409A.

d.
"Employee" shall mean any individual employed directly by SMSC or any Related Company regularly scheduled to work at least 30 hours per week, excluding any part time, temporary, seasonal, and leased employees, and excluding any independent contractors and consultants.

e.
“Key Employee” means an individual as described in Section 416(i) of the Code, determined without regard to Section 416(i)(5) thereof.  For purposes of this provision, a Key Employee is an officer earning over $140,000 in 2006, $145,000 in 2007, $150,000 in 2008 and $165,000 in 2009 (with a limit of no more than 50 employees, or if less, the greater of 3 or 10% of all employees); a 5% owner; or a 1% owner having annual compensation of more than $150,000.  All amounts shall automatically be increased as provided under the Code for cost of living or other charges.

f.	“Participating Company” shall mean any Related Company located in the United States.

g.	"Related Company" means any entity that is within SMSC's "controlled group", as defined under Section 1563 of the Code.

h.
“Separation from Service” shall have the meaning set forth in Section 409A of the Code and the regulations thereunder.  Consistent with Final Treasury Regulation Section 1.409A-1(h), or any subsequent guidance under Section 409A of the Code, no Separation from Service shall occur if an Eligible Employee continues to perform services as a consultant or an Employee in accordance with the following rules:

i.
Leave of Absence.  For purposes of Section 409A, the employment relationship is treated as continuing in effect while a Eligible Employee is on military leave, sick leave, or other bona fide leave of absence, as long as the period of leave does not exceed 6 months, or if longer, as long as the Eligible Employee’s right to reemployment with the Employer provided either by statute or contract.  Otherwise, after a 6 month leave of absence, the employment relationship is deemed terminated.

ii.
Part-Time Status.  Whether or not a termination of employment occurs is determined based upon all facts and circumstances.  However, in the event that services provided by an Eligible Employee are insignificant, a Separation from Service shall be deemed to have occurred.  For purposes of Section 409A, if an Eligible Employee is providing services to SMSC or any Related Entities at a rate that is at least equal to 20% of the services rendered, on average, during the immediately preceding 3 full calendar years of employment (or such lesser period), and the annual compensation for such services is at least 20% of the average annual compensation earned during the final 3 full calendar years of employment (or such lesser period), no termination shall be deemed to have occurred since such services are not insignificant.

iii.
Consulting Services.  Where an Eligible Employee continues to provide services to SMSC or any Related Entities in a capacity other than as an employee, a Separation from Service shall not be deemed to have occurred if the Eligible Employee is providing services at an annual rate that is 50% or more of the services rendered, on average, during the immediately preceding 3 full calendar years of employment (or such lesser period) and the annual remuneration for such services is 50% or more of the annual remuneration earned during the final 3 full calendar years of employment (or such lesser period).

i.
“Service Date” means an Eligible Employee’s initial date of hire or any re-hire date, if later.  In certain instances (which must be approved in writing by the CEO or the Vice President of Human Resources of SMSC), Eligible Employees may be granted past service credit with former employers.  In this event, the Service Date may be determined prior to an Eligible Employee’s date of hire or re-hire with SMSC, within SMSC’s discretion or the provisions of any acquisition or other agreement.

j.
“Specified Employee” means a Key Employee who is employed by SMSC or any Related Entities which has its stock publicly traded on an established securities market.  For purposes of the Plan, the Specified Employee Identification Date shall be each December 31, and the Specified Employee Effective Date shall be the first day of the fourth month following the Specified Employee Identification Date (i.e., each April 1).  Specified Employees shall be determined by an officer of SMSC on an annual basis for purposes of all nonqualified deferred compensation plans and any other programs in accordance with the provisions of Section 409A of the Code.

4.
Eligibility for the Basic Severance Benefit.  All Employees (other than excluded employees) of SMSC and any Participating Companies are eligible for the Basic Severance Benefit described in Section 5 (the "Basic Severance Benefit"), unless benefits are otherwise precluded under the terms of this Plan.  Employees satisfying these requirements shall be referred to as "Eligible Employees."  Notwithstanding any provision to the contrary, however, in no event shall any Basic Severance Benefits under the Plan be provided to individuals who are hired as temporary employees for a specified period of time; are offered but refuse to accept another suitable position within the organization; or who are provided the opportunity to be retained for any length of time by any successor employer or entities. Nor shall any Basic Severance Benefits be payable to any Eligible Employees who are eligible for any Executive Severance Benefits or who have a separately negotiated employment or severance agreement with SMSC, to the extent that such Executive Severance Benefits or benefits under a separately negotiated employment or severance agreement equal or exceed the Basic Severance Benefit.

5.            Basic Severance Benefits.

a.
Cash Benefits.  Eligible Employees shall be entitled to a severance benefit equal to ½ of a week's base pay for each 6 months of Continuous Service measured from an Eligible Employee's Service Date (the “Basic Benefit”).  The Basic Benefit shall be increased by a multiplier of one and one half (1.5) only for Continuous Service by an Eligible Employee  between five (5) and ten (10) years of service.   The Basic Benefit shall be further increased by a multiplier of two (2) only for Continuous Service by an Employee after their tenth year. To illustrate the above formula, an Eligible Employee with thirteen (13) years of Continuous Service would receive a severance benefit equal to 18.5 weeks of base pay calculated as follows:

(i)	½ week of base pay x 2 x 5 years (Years 1 to 5) = 5 weeks.

(ii)	½ week of base pay x 2 x 5 years (Years 5 to 10) x 1.5 = 7.5 weeks.

(iii)	½ week of base pay x 2 x 3 years (Years 10 to 13) x 2 = 6 weeks.

(iv)	Total Cash Benefit is 18.5 weeks of base salary.

Notwithstanding anything to the contrary in this Plan, the maximum benefit that any Eligible Employee shall receive under the Severance Plan, exclusive of employees receiving benefits under Section 8, shall be a maximum benefit of 26 weeks for any Eligible Employees.  In determining Continuous Service for purposes of computing severance benefits, all periods of time from an individual's Service Date during which an eligible employee is “actively at work” shall be taken into consideration, regardless of the actual hours worked in any period of time, plus any leave time taken under the Family Medical Leave Act.  Thus, any periods during which an Eligible Employee is absent from work, other than Family Medical Leaves, shall not be considered in determining Continuous Service.  No severance benefits shall be paid under the Plan for any partial periods.

Notwithstanding any provision to the contrary, all Eligible Employees shall be paid a "Minimum Benefit" equal to 2 weeks of base pay.   This Minimum Benefit is inclusive of the severance benefit determined above, based upon an Eligible Employee’s Continuous Service, and shall not be paid in addition to any benefits based upon Continuous Service.

b.           COBRA Benefits.  As an additional severance benefit, whether an Employee receives the Basic Severance Benefit or the Executive Severance Benefit, SMSC shall also pay for 100% of the cost of any continuation health coverage if elected under COBRA, by the Employee or any qualified beneficiaries, for coverage in existence at the time of any qualifying event, for a period equal to the number of weeks of severance to which the Employee is entitled following termination of  their employment plus an additional period of time until the end of the calendar month in which the severance period ends.  Using the above example in Section 5.a., if the Employee is entitled to receive 18.5 weeks of severance, then SMSC shall pay 100% of the cost of any continuation health coverage if elected under COBRA for 18.5 weeks following the termination of the Employee plus the number of days left in the month that is 18.5 weeks after the Employee’s last date of employment.  Notwithstanding the foregoing, each Employee shall receive a minimum benefit of three months paid COBRA coverage.  The payment of any COBRA premiums shall not extend the period of any COBRA entitlement, and shall only apply for coverage in effect at the time of a termination, for which COBRA election rights exist.  The Employee and any qualified beneficiaries may thereafter continue COBRA benefits at their own cost for any remaining periods of coverage.  However, COBRA coverage shall be terminated when any subsequent coverage is obtained and the Employee shall notify SMSC when such subsequent coverage commences.

c.
No Deferred Compensation.  The continuation of benefits under COBRA and other benefits must be incurred and paid by December 31 of the second calendar year following the calendar year in which a separation from service occurs.  To the extent that any benefits would extend beyond this period, a single lump cash payment will be made as of the applicable December 31, in order to avoid any further deferrals of compensation.

d.
Other Benefits.  Other than medical coverage (including dental, vision, prescription drug and similar coverage, all other benefits, such as group-term life insurance, long-term disability, short-term disability and other welfare benefits, shall be terminated in accordance with the provisions of all plans, with any applicable individual conversion rights.

6.
Entitlement to Basic Severance Benefits.  An Eligible Employee shall be entitled to the Basic Severance Benefits if an Eligible Employee's employment is involuntarily terminated with SMSC, unless such termination is for “Cause" as defined below in this Section 6.  In the event of a termination for “Cause", including unsatisfactory job performance, no Basic Severance Benefits shall be paid.

For purposes of this Plan the term "Cause" shall include, but not be limited to the following: any material violation of the terms of any of SMSC's personnel policies or procedures; any material misstatement contained in the Eligible Employee's employment application; commission by the Eligible Employee of any crime or fraud against SMSC or its property or any crime involving moral turpitude or reasonably likely to bring discredit upon SMSC; unsatisfactory job performance; material failure to perform or meet standards of performance established by SMSC with respect to any services to be provide by the Eligible Employee; and any violation of SMSC's operating policies.

7.
Eligibility for the Executive Severance Benefit.  Employees who may be eligible for the Executive Severance Benefit (the "Executive Benefit") shall include Divisional Vice Presidents, Vice Presidents, Senior Vice Presidents, Executive Vice Presidents, Presidents, Chief Operating Officer, Chief Executive Officer, Chief Financial Officer, and any other key employees specifically identified by SMSC to receive the Executive Benefit, in writing.  SMSC retains the discretion to identify any employees for the Executive Benefit who are employed by SMSC or any Related Entities as a result of any acquisitions.  However, to the extent any executives are covered under any separately negotiated employment or severance agreements, that provide for any severance benefits, such individuals shall be excluded from participation in the Executive Benefit, and the Severance Plan, until such individuals are informed, in writing by the SMSC Chief Executive Officer, of their eligibility for participating in the Severance Plan. Individuals who are specifically excluded from the benefits as of the effective date of this amended and restated Severance Plan are identified in separate corporate records and agreements.

Notwithstanding any provisions to the contrary, in no event shall any benefits under the Severance Plan or this Amendment be provided to any individuals who are offered but refused to accept another suitable position within SMSC, or who are provided the opportunity to be retained for any length of time by any successor employer, joint venturer, etc., except with regard to any relocations addressed below.

8.
Executive Severance Benefit.  Eligible Employees for the Executive Benefit shall receive an Executive Severance Benefit equal to three (3) months of Base Salary upon the occurrence of required “Relocation” as defined in Section 9(a) of this Plan or the occurrence of “Other Events” as defined in Section 9(c) of this Plan.  Eligible Employees for the Executive Benefit shall receive an Executive Severance Benefit equal to six (6) months of Base Salary upon the occurrence of “Change in Control” as defined in Section 9(b) of this Plan.

The above Executive Benefit shall be provided in lieu of the Basic Severance Benefit provided under the Severance Plan based upon an employee's Years of Continuous Service with SMSC, and in no event shall be paid in addition to any other severance benefits under the SMSC Severance Plan or any individually negotiated employment or severance agreements.  Furthermore, under the Executive Severance Benefit, no "Minimum Benefits" shall exist, such as the 2 week Minimum Benefit provided under the Basic Severance Benefit.  However, in the event the Basic Severance Benefit for any Eligible Employee under this Severance Plan is greater than the Executive Benefit, an executive employee shall be entitled to the greater of such benefits.

9.
Entitlement to Executive Severance Benefits.  The provisions of the Severance Plan shall be controlling with regard to the entitlement of any Executive Severance Benefits.  Therefore, no Eligible Employee who is terminated “for Cause”, including unsatisfactory job performance shall be entitled to receive any benefits, consistent with the provisions of this Severance Plan.  However, Eligible Employees shall be entitled to the Executive Benefit upon the occurrence of any of the following events:

a.
Relocation.  If an Eligible Employee is required to relocate to a new position that is more than 75 miles from the location of the employee's employment prior to such written required relocation, the employee may, within 90 days from receipt of such notification and prior to receipt of any relocation expenses by SMSC, inform SMSC, in writing, of the employee's desire to terminate employment with SMSC or any Related Entity, and to receive the Executive Benefit.

b.
Change in Control.  Upon the occurrence of a "Change in Control" of SMSC, including any affiliated or subsidiary companies, in which any eligible employees are employed, followed by a reduction in an employee’s Base Salary  by more than 15%, or any significant reduction (greater than 25%) in any targeted incentive compensation or bonuses, (i.e., as a percentage of Base Salary) as of the date of any Change in Control or an involuntary termination of the employee's employment, other than for "Cause" or retirement or Disability, an eligible employee shall be entitled to the Executive Severance Benefit in accordance with Section 9(d) below.

A "Change in Control" of SMSC shall be deemed to have occurred upon the occurrence of one of the following events:

i.
The first to occur of any event described as either a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined under Section 409A of the Code.

Notwithstanding the preceding paragraphs of this Section 9, in the event that: (i) the aggregate payments of benefits to be made or afforded to any employee under this Amendment (the "Termination Benefits") would be deemed to include an "excess parachute payment" under Section 280G of the Code or any successor thereto; and (ii) if such Termination Benefits were reduced to an amount (the "Non-Triggering Amount"), the value of which is $1 less than an amount equal to the total amount of any payments permissible under Section 280G of the Code or any successor thereto; then the Termination Benefits to be paid to any employee shall be so reduced so as to be a Non-Triggering Amount.  Any allocations of any reductions required hereby among the Termination Benefits, in accordance with the proceeding paragraphs of this Section 9, shall be determined by SMSC, within its discretion.

c.
Other Events.  Eligible Employees shall also be entitled to the Severance Benefits identified in this Plan, under any corporate transactions or events as provided in the Severance Plan, including any involuntary termination of employment without cause.

d.	Good Reason Termination. Section 9 provides that an Eligible Employee who is an executive may terminate the Eligible Employee’s employment for “Good Reason”.

In order to comply with the safe harbor “Good Reason” provisions contained in Final Treasury Regulation Section 1.409A-1, the Eligible Employee’s Separation from Service shall be “treated” as an involuntary termination if the following “safe harbor” events occur to ensure that a Good Reason termination exists:

i.	The Eligible Employee must separate from service within a limited period of time, not to exceed 60 days following the reason for the Good Reason termination.

ii.	The amount, time and form of payment upon a voluntary separation from service for Good Reason shall be identical to the amount, time and form of payment upon an involuntary Separation from Service.

iii.	The Eligible Employee must provide notice of the existence of the Good Reason condition within a period not to exceed 30 days of its initial existence.

iv.	The Company shall be provided a period of 30 days during which it may remedy the condition entitling the Eligible Employee to terminate employment for Good Reason.

10.
Termination of Severance Benefits.  Notwithstanding any provisions to the contrary, in the event that an employee is receiving any severance benefits on a periodic basis, and if such an employee obtains new employment during the period in which severance benefits would otherwise be paid, all severance benefits shall immediately be terminated and no further severance benefits shall be due and payable.

11.
Payment of Benefits.  All benefits shall be paid in a single lump sum payment  within thirty (30) days after execution of a Release and the expiration of any revocation period as provided in Section 15 of this Plan.  Payment shall commence no later than the March 15 of the calendar year following the Plan Year in which a Separation from Service occurs, provided the Employee executes and returns a Release within the applicable time limitations prior to such date.  However, any severance benefits shall be reduced to the extent of any advance payment under any sales or commission program, for any excess expense reimbursements, and for any amounts owed to SMSC by the Employee (to the extent permitted under state law).  Furthermore, payment of any severance benefits is contingent upon the return of any SMSC property in the possession of the Employee, including personal computers (“PCs”), fax machines, scanners, copiers, building access passes and keys, cellular phones, SMSC credit cards, and any SMSC documents, correspondence, proprietary information and related corporate materials or equipment.

Notwithstanding any provisions to the contrary, if the period during which the Employee has discretion to consider and revoke the Release straddles two taxable years of the Employee, then the Company shall make the payments to which the Employee is entitled under the Plan in the second of such taxable years, regardless of the taxable year during which the Employee actually delivers the executed Release to the Company.

a.
Section 409A.  In the event that any termination would cause any payments to be paid beyond 2½ months following the end of the Plan Year in which a termination occurs, a final payment equal to the balance owed shall be made prior to the 2½ month period following the applicable Termination Date, in order to rely upon the “short-term deferral rule” under Section 409A to avoid any unintended form of deferred compensation.

b.
Delay in Payment for Specified Employees.  To the extent that an Eligible Employee would receive any payment hereunder that would violate Section 409A, in no event shall any such payment be made within 6 months after the Eligible Employee’s Separation from Service.  Any and all payments that are required to be made within such 6 month period shall be delayed until the first day of the 6 months after a Separation from Service occurs and shall retroactively be paid to make the Employee whole for any lost benefits.  To the extent that an Eligible Employee is required to pay for the cost of any health or other benefits to keep them in full force and effect during the 6 month delay period for Eligible Employees, the Eligible Employee shall also be reimbursed for such out-of-pocket expenses as of the first day of the 6 months after a Separation from Service, retroactively, to make the Eligible Employee whole for any out-of-pocket costs.  To the extent any payments are delayed for any Eligible Employees, they shall receive interest on such delayed payments equal to the prime rate determined as of the first day of the month in which a Separation from Service shall occur, plus 2%.

c.
Exception for Specified Employees.  Notwithstanding any provision to the contrary, in accordance with the Final Regulations issued under Section 409A of the Code, to the extent that the severance benefits to a Specified Employee do not exceed the lesser of the Specified Employee salary for the past 2 years or the Section 401(a)(17) limitations, such amount shall be paid within the 6 month period of time during which benefits may generally not be paid to Specified Employees.  To the extent benefits exceed such limitations (which is a maximum of $460,000 in 2008 and $490,000 in 2009), the balance of any payments shall be made following the expiration of the 6 month period following a Termination Date and a Separation of Service in a single lump sum payment on the first day of the 6 months following a Separation from Service, with interest equal to prime plus 2% for the delay in making payments as required under the Severance Plan.

12.
Covenant Not to Compete.  Eligible Employees shall agree that during a period of 6 months after an employee’s Separation from Service, the employee shall not, directly or indirectly, through any other person, firm, corporation or other entity, be employed by or engaged as a consultant or independent contractor to any business entity engaged in a business that is a competitor of SMSC, or any related entities, anywhere in the United States.  For purposes of this Plan, a business entity shall be considered to be a competitor with SMSC, and all related entities, if it is engaged in any of the following activities: the marketing, sale, design, development, manufacture or assembly of any integrated circuit or related product competing with an integrated circuit or related product then offered by SMSC without written consent which will not be unreasonably withheld if it is a non-competitive situation.

Eligible employees shall acknowledge in the Release required under Section 15 that the scope of this covenant not to compete is reasonable.  In the event that any aspect of this covenant is deemed to be unreasonable by a court, an Eligible Employee shall submit to the reduction of either the time or territory to such an area or period as the court will deem reasonable.  In the event an Eligible Employee violates this covenant, then the time limitation shall be extended for a period of time equal to the pendency of such proceedings, including appeals.

13.
Nonsolicitation of Clients.  For a period of 1 year after the Eligible Employee’s Separation from Service, the Employee shall not, directly or indirectly, through any other person, firm, corporation or other entity, solicit any customers or clients of SMSC, in order to receive the severance benefits.

Eligible Employees shall acknowledge that the scope of this nonsolicitation provision is reasonable. In the event that any aspect of this provision is deemed to be unreasonable by a court, an Eligible Employee shall submit to any reductions as the court shall deem reasonable.  In the event the Eligible Employee violates this provision, then the time limitations shall be extended for a period of time equal to the pendency of such proceedings, including appeals.

14.
No Solicitation of Employees.  During the course of an Eligible Employee's employment with the Company, the Employee shall come into contact and became familiar with the Company's employees, their knowledge, skills, abilities, salaries, commissions, draws, benefits, and/or other matters with respect to such employees, all of which information is not generally known to the public, but has been developed, acquired or compiled by the Company at its great effort and expense.  Eligible Employee shall agree that any solicitation, luring away or hiring of such employees of the Company shall be highly detrimental to the business of the Company and may cause serious loss of business and great and irreparable harm.  Consequently, Eligible Employees shall agree that for a period of 1 year after the Eligible Employee’s Separation from Service, the Eligible Employee shall not, directly or indirectly, whether on behalf of the Eligible Employee or others, solicit, lure or hire away any employees of the Company or assist or aid in any such activity.

15.
Conditions for Payment.  As a condition precedent to the payment of any Basic or Executive Severance Benefits, inclusion of the 2 week "Minimum Payment" and any COBRA coverage, SMSC shall require an Eligible Employee to sign a Severance Agreement and General Release (the "Release") within  21 or 45 days of the date of the Eligible Employee’s separation from service (the “Release Period”), as provided in Section 18.  The Release shall require the Eligible Employee to agree to release SMSC, any Related Companies, and the employees and directors of any and all Related Companies, from all claims or demands the Eligible Employee may have based on employment with SMSC, including claims of which the Eligible Employee is unaware and claims which are not specifically released and identified below.  These claims include, but are not limited to, claims arising under the Constitution of the United States, a release of any rights or claims the Employee may have under the Age Discrimination in Employment Act of 1967 as amended, 29 U.S.C. 621 et seq., which prohibits age discrimination in employment; Title VII of the Civil Right Act of 1964, as amended, 42 U.S.C. 2000(e) et seq., which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1966, 42 U.S.C. 1981 et seq.; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; or any other federal, state or local laws or regulations prohibiting employment discrimination; Employee Retirement Income Security Act, 29 U.S.C. 1001 et seq.; Executive Orders 11246 and 11141; the Constitution of the State of New York or any other states in which the Eligible Employee resides or works; any New York or other state laws against discrimination; any express or implied contracts with SMSC or any Related Company; any federal or state common law and any federal, state or local statutes, ordinances and regulations.  The Release may include other provisions not stated herein.  Any payment that otherwise would be made to the Eligible Employee prior to his delivery of such executed release shall be paid to the Eligible Employee on the first business day following the conclusion of the Release Period.

The Release shall not include, however, a release of (a) the Eligible Employee's right, if any to any other pension, health or similar benefits under SMSC's standard policy and procedures programs; or (b) the Eligible Employee's right to individual conversion privileges under any medical, dental, long-term disability, life insurance or any other welfare programs.

16.
Corporate Acquisitions and Transactions.  The intent of the Plan is to compensate Eligible Employees with long-term employment with SMSC, if the need to terminate an Eligible Employee or to eliminate a position occurs.  In the event that an Eligible Employee working for SMSC or any Related Company is subsequently offered employment by any related or unrelated entities as a result of any corporate transaction or reorganization, no severance benefits shall be payable whether or not the individual continues to work for the buyer or any other successor entity in any corporate acquisition or other transaction, whether or not such offers or positions are at comparable wages or job levels.

17.
ERISA Compliance.  Notwithstanding any provisions to the contrary, in no event shall any severance benefit exceed 2 times an Eligible Employee's annual compensation paid during the Plan Year immediately preceding the termination of the Eligible Employee's services. Furthermore, in no event shall severance benefits be paid for a period of more than 24 months after an Eligible Employee's termination of employment.  These rules are intended to comply with Department of Labor Regulation Section 2510.3-2.

18.
Older Workers Benefits Protection Act. With regard to each individual Severance Agreement and General Release required under Section 15, SMSC shall give consideration to requiring either a 21 day review period for individual and independent terminations, or use of a 45 day review period for significant reductions in force.  Separate Severance Agreements and General Release forms may be used with different employees in order to effectuate the intent of the Severance Plan and/or to provide additional severance benefits in order to accommodate the unique circumstances of any individual terminations.

19.
WARN Notices.  Prior to the effectuating any significant reduction in force, SMSC shall give consideration as to whether or not any notifications are required to employees and/or local officials under the Workers' Adjustment and Retraining Notification Act of 1990 ("WARN").  Furthermore, prior to effectuating any reduction in force that may require issuance of WARN Notices, SMSC may terminate the Severance Plan in order to avoid the duplication of providing either 60 days of notice and/or 60 days of pay, in addition to any severance benefits that may be required under the terms of the SMSC Severance Plan.

20.
Violation of Section 409A.  All Eligible Employees shall be informed that in the event of any violation of Section 409A of the Code, severance and other payments may be subject to income taxes, a 20% excise tax, and underpayment of interest penalties.  However, the Plan and any Release are intended to comply with Section 409A and shall be interpreted consistent with the provisions of Section 409A.

21.
Plan Unfunded.  The Plan shall be unfunded for purposes of the Code and Title I of ERISA, and no assets shall be set aside for the payment of benefits under the Plan.  All participants are general creditors of SMSC for the payment of any benefits.

22.	Amendment and Termination. The Plan may be amended, modified, or terminated at any time, by action of the Compensation Committee of the Board of Directors of the Company.

23.
Nonassignability.  No benefits provided under the Plan may be assigned or transferred, and no benefits are subject to attachment.  However, in the event of death of an Employee receiving severance benefits, the benefits shall continue to be paid to the Employee’s  Spouse, or if no Spouse exists, the Employee’s estate as income in respect of the decedent.

24.	Plan Interpretation. SMSC shall have complete discretion to interpret all provisions of the Plan and to establish reasonable rules and procedures to facilitate the administration of the Plan.

25.	Claims and Review Procedures. SMSC hereby adopts the following claims procedures to review all claims for benefits under the Plan, in accordance with Department of Labor Regulation 29 CFR §2560.503-1:

a.
Benefit Claims.  Claims for benefits shall be made in writing to the Employer, or, in the event the Employer contracts with a person or corporation to process claims for any benefits, claims for such benefits shall be forwarded to such person or corporation as designated by the Employer.  Whoever is designated to process claims for benefits, whether the Employer, or any other person, shall be referred to as the "Claim Coordinator" in this Claims Procedure.

The "Claim Coordinator" shall make all determinations as to the right of any claimant to a benefit under the Plan.  If the "Claim Coordinator" denies in whole or in part any claim for a benefit under the Plan the "Claim Coordinator" shall furnish the claimant with notice of the decision not later than 90 days after receipt of the claim by the "Claim Coordinator", unless special circumstances require an extension of time for processing the claim.  If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period.  In no event shall such extension exceed the period of 90 days from the end of such initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the processor expects to render the final decision.  If no notice of a decision or extension is provided, the claimant shall assume the claim has been denied.

The written notice which the processor shall provide to every claimant who is denied a claim for benefits shall be set forth in a manner calculated to be understood by the claimant:

i.	The specific reason or reasons for the denial;

ii.	Specific reference to pertinent Plan provisions on which the denial is based;

iii.	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

iv.	Appropriate information as to the steps to be taken if the claimant wishes to submit his claim for review.

A claimant or his authorized representative may request the Appeals Committee to review the denial of a claim by the "Claim Coordinator".  The Appeals Committee shall be established by the Employer as the "Named Appeals Fiduciary", as required under ERISA for reviewing claims.  Such request shall be made in writing and shall be presented to the Appeals Committee not more than 60 days after receipt by the claimant of written notification of the denial of a claim.  The claimant shall have the right to review pertinent documents and to submit issues and comments in writing. The Appeals Committee shall make its decision on review not later than 60 days after receipt by the Appeals Committee of the claimant's request for review, unless special circumstances require an extension of time, in which case a decision shall be rendered as soon as possible by not later than 120 days after receipt by the Appeals Committee of the request for review.  If such an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension.  The decision of review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.

b.
Compliance with Regulations.  It is intended that the claims procedure of this Plan is administered in accordance with the claims procedure regulations of the Department of Labor set forth in 29 CFR Section 2560.503-1.  Accordingly, the above claims procedures shall be required to the extent necessary to comply with any future laws, regulations or announcements.

26.	Withholding of Taxes. SMSC shall deduct from all severance payments made to any Eligible Employee all applicable federal, state or local taxes required by law to be withheld from such payments.

27.
Retirement and Other Benefits.  Severance benefits shall not be treated as "Compensation" under the terms of any qualified retirement plans.  Nor shall the payment of any severance benefits be treated as extending any individual's employment, for any employee benefit or employment purposes.

28.
Other Covenants.  Notwithstanding any provisions to the contrary, to the extent that any longer periods are used for any covenants not to compete or solicit customers or employers, within any other employment agreements, severance agreements, or offer letters, the longer period shall be controlling for purposes of any Eligible Employee.

29.
Employment and Severance Agreements, and Offer Letters.  Sections 4 and 7 of the Severance Plan provides that to the extent an Eligible Employee is entitled to any severance benefits under any separately negotiated agreements, no benefits are payable under the Severance Plan.  Notwithstanding any provisions to the contrary, if any Eligible Employee is entitled to any severance benefits under any separately negotiated employment or severance agreements, or offer letters, no benefits shall be payable under the Severance Plan unless provided otherwise in any such separate agreement or letter.  However, in the event that any separate Agreement or letter provides for any additional benefits, including benefits provided under the Severance Plan, in no event shall any Eligible Employee receive benefits which are determined to be duplicative, within the discretion of the Committee.  In the event of any conflict in benefits, the Committee, within its discretion, shall provide an Eligible Employee with the greater of the benefits provided under the Severance Plan or any separately negotiated agreement or letter.

30.
Form of Communication.  Any election, claims, notice or other communication required or permitted to be made by or to an Eligible Employee under this Plan shall be made in writing and in such form as shall be prescribed by SMSC.  Such communication shall be effective upon receipt by SMSC, if hand delivered or sent by first class mail, postage pre-paid, return receipt requested to the Vice President of Human Resources, Standard Microsystems Corporation, 80 Arkay Drive, Hauppauge, New York 11788.

31.	Plan Number. The Plan Number assigned to this Plan for purposes of Internal Revenue Form 5500 filings is 501.

32.	Severability. The invalidity of any portion of this Plan shall not invalidate the remainder, and the remainder of the Plan shall continue in full force and effect.

33.
No Future Application for Employment.  An Eligible Employee agrees not to apply for any new positions with SMSC or any Related Entities following any Termination Date if so provided in the Eligible Employee’s Severance Agreement, within the discretion of SMSC.

34.
No Release of Future Claims.  This Agreement does not waive or release any rights or claims that the Employee may have under the Age Discrimination in Employment Act which arises after the effective date of the Agreement, if applicable.

35.	Reference. Reference inquiries from prospective employers shall be handled by only verifying the Employee's dates of employment, last position held and level of compensation.

36.	Captions. The captions at the head of a paragraph of this Plan are designed for convenience of reference only and are not to be resorted to for the purpose of interpreting any provision of this Plan.

37.
Gender and Number.  The masculine gender, where appearing herein, shall be deemed to include the feminine gender, and the singular shall be deemed to include the plural, unless the context clearly indicates to the contrary.

38.	Governing Laws. The Plan shall be governed and construed in accordance with the laws of the State of New York, except to the extent preempted by ERISA.

STANDARD MICROSYSTEMS CORPORATION

1/16/09	/s/ Christine King
Date	Christine King
President and Chief Executive Officer

IMPORTANT INFORMATION.

w	Plan Year:	January 1 to December 31

w	Type of Plan:	Severance Plan

w	Plan No.:	501

w	Plan Sponsor:	Standard Microsystems Corporation
EIN 11-2234952

w	Plan Administrator:	Standard Microsystems Corporation

w	Funding:	Employer self funded

w	Agent for Service
	of Legal Process:	Standard Microsystems Corporation
80 Arkay Drive
Hauppauge, New York 11788